EXHIBIT 10.1

                        Administration for International
                            Credit & Investment, Inc.
                        12520 High Bluff Drive, Suite 260
                           San Diego, California 92130

                                January 01, 2005

Wolfgang Grabher
7932 Prospect Place
La Jolla, CA  92037

Dear Wolfgang:

We are pleased to offer you a full-time position with Administration for International Credit & Investment, Inc. ("Employer") as Chief Executive Officer. Specifics of our offer include:

      1. You will be employed by Employer on a full-time basis subject to the terms of this letter, with annual performance reviews, and shall have the title of Chief Executive Officer.

      2. You will be compensated at an annual rate of one hundred fifty thousand dollars ($150,000) paid weekly on Thursday of each week, before withholding of federal and state income taxes, social security, unemployment insurance, and other customary deductions; provided, however, that said salary shall be payable only upon the Employer being profitable, pursuant to GAAP, for a period of three
(3) consecutive months, and only if you are an employee after such three (3) month profitable period. Until the Employer is profitable, as set forth herein above, hour annual salary will be in the amount of one dollar ($1.00).

      3. You will work a minimum of thirty (40) hours per week with all requests for time off (other than holidays observed by all of Employer's employees) to be approved in advance by the board of directors. You will perform such tasks as shall be assigned by the board of directors and such tasks as are usually and customarily performed by persons holding the title of Chief Executive Officer.

      4. You will not be entitled to vacation during the Probationary Period and for a period of five (5) months thereafter (the "Initial Year"). After the end of the Initial Year, you will be entitled to two (2) week of vacation during the next year of service with Employer, three (3) weeks' vacation each year during the next three (3) years of service with Employer, and four (4) weeks' vacation during each year of service with Employer thereafter. After the Probationary Period you will also be entitled to up to five (5) sick days, with pay, which shall accrue from the date of this agreement, and two (2) personal days. All vacation and personal days must be approved in advance by Wolfgang Grabher. You will also be entitled to the same paid holidays as are observed by all of Employer's employees.

      5. You will be employed on an "AT WILL" basis. That is, the terms of your employment shall continue unless terminated by either you or Employer.
Termination by Employer may be with or without cause, at any time. The terminating party shall give the other party three working days notice prior to any termination. Employer reserves the right to pay the equivalent of three days of your salary in lieu of this notice requirement.

      6. All work that you perform for Employer will be performed in our offices or as mutually agreed otherwise.

      7. This Agreement is governed by the laws of the State of California.

      If the terms of this offer are acceptable to you, please indicate below by signing and returning one copy of this letter to us.


Sincerely,
Administration for International Credit & Investment, Inc.


By:  /s/ Wolfgang Grabher
   ---------------------------
         Wolfgang Grabher, CEO

ACCEPTED AND AGREED TO THIS 1st. day of January 2005


 /s/ Wolfgang Grabher
 -----------------------------
Wolfgang Grabher



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